Exhibit 99.1

          Hometown Auto Retailers Delays Filing Its 2001 Annual Report

WATERTOWN, Conn., April 17 /PRNewswire-FirstCall/ -- Hometown Auto Retailers, Inc. (OTC Bulletin Board: HCAR - news) today announced that it was unable to timely file its Annual Report on Form 10-K for the year ended December 31, 2001 with the U.S. Securities and Exchange Commission.

On or about March 15, 2002, Arthur Andersen LLP (Hometown's independent public accountants) requested additional information on Hometown leases, many executed more than three years ago and each of which was previously reviewed by Andersen. Subsequently, on or about April 8, 2002, Andersen formally notified Hometown that a guarantee executed by Hometown with respect to mortgage debt on property occupied by the Muller Group, an affiliated dealership, had not been previously disclosed in Hometown's financial statements, even though Hometown has historically disclosed lease payments made to the affiliated party owning that real estate. Andersen also informed Hometown that Andersen would not release the audit report required for inclusion in Hometown's 2001 Annual Report until Hometown's Audit Committee formed a Special Committee and the Special Committee had completed a review of the guarantee in question.

As a result of this development, following consultation with Andersen and independent legal counsel, and after full consideration of its options, Hometown's board of directors decided that it had no reasonable option other than delaying the filing of its 2001 annual report until 1) its Audit Committee can form a Special Committee, 2) the Special Committee can complete a thorough review of the guarantee issues and deliver a report of its findings to the Audit Committee, Hometown's board of directors, and Andersen, and 3) Andersen issues its audit report with respect to Hometown's financial statements for the 2001 fiscal year.

Following the board's determination regarding the appointment of a Special Committee to review the guarantee issues, two of Hometown's outside board members, who are also members of the Audit Committee, Dominic Colasacco and Louis I. Margolis, independently tendered resignations from Hometown's board, citing the increased time requirements imposed by service on the proposed Special Committee. Since the Special Committee, which will use separate and independent legal counsel, is to consist only of outside directors, Hometown's Board has begun a search for new outside members.

"Although we are quite disappointed about the delay in filing our 2001 annual results, we believe it is the best course of action to follow given all of the circumstances related to this issue," said Corey Shaker, Hometown's president and chief executive officer. "I pledge the full support and resources of the company to complete this review as quickly as possible so we can provide our shareholders with complete and accurate information."

About Hometown

Hometown Auto Retailers ( www.htauto.com ) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through 10 franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company's dealerships offer 12 American and Asian automotive brands, including Chevrolet, Chrysler, Daewoo, Dodge, Ford, Isuzu, Jeep, Lincoln, Mazda, Mercury, Oldsmobile, and Toyota. Hometown is also active in two "niche" segments of the automotive market: the sale of Lincoln Town Cars and limousines to livery car and livery fleet operators and the maintenance and repair of cars and trucks at a Ford and Lincoln Mercury factory authorized free-standing service center.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of, acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance than any forward-looking statement will prove to be accurate.